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MD Technologies Adds to Management Team

New Executives Add Depth, Experience to Company

BATON ROUGE, La. (Feb. 20, 2005) -- MD Technologies Inc. (OTCBB: "MDTO.OB"), a leading healthcare technology and solutions provider, announces the addition of three executives to its management team. Jon Trezona is the new vice president of Development. Anthony Maniscalco now serves as the vice president of Revenue Cycle Management. And Sean Marchiafava is now manager of Research and Development for the company and its Medtopia suite of products.

"These new executives are the direct result of strategic acquisitions over the past few months," said Will Eglin, President and CEO.  "As we grow MD Technologies and invest in new partnerships, we are targeting established companies with skilled executives to round out our team."

Trezona is the founder of Premier Services Consulting, Inc., a Largo, Fla.-based company MDTO acquired earlier this month. He has nearly 30 years experience in various leadership positions within the healthcare field, serving as CEO at five hospitals, and as chief operating officer of two other facilities. He has also received his certification as a Healthcare Billing and Management Executive from the Healthcare Billing and Management Association. His duties include the promotion of the companies combined products and services in addition to the development of strategic relationships with customers and business partners.

Maniscalco, a co-founder and CEO of Medical Group Services, Inc. in Tampa, has more than 10 years experience with nationwide medical practice management companies with medical receivables collections exceeding $40 million annually. Additionally, he has served as the chief operating officer of two healthcare technology companies with annual revenues in excess of $60 million. He will oversee the operations and growth of the company's revenue cycle management division.

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MD Technologies adds to management team

Marchiafava is responsible for designing and recommending the appropriate technology solutions to support the strategic plan and policies of the company. He is a Louisiana State University graduate with 12 years experience in the information technology, manufacturing and petrochemical fields. Prior to joining MD Technologies, Marchiafava architected, developed and managed a very successful electronic medical record for emergency room departments.

About MD Technologies Inc.

MD Technologies Inc. (www.medtopia.com), headquartered in Baton Rouge, La., is a leading provider of healthcare technology solutions and revenue cycle management services to physician practices. The company delivers products and services to a diverse client base of over 500 hundred physicians in 11 states throughout the nation. MD Technologies' key product line is Medtopia Healthcare Information Systems, a suite of Internet-based business applications and services designed for the healthcare industry. The Medtopia suite includes Medtopia Manager, a practice management system for physician's practices, Medtopia EMR, an electronic medical record product, and Medtopia DMS, the company's electronic document management system.

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This news release may contain statements that may be considered "forward-looking statements" under the federal securities laws, including statements concerning the Company's financial stability, its expectations of continued growth and profitability, and it plans for future growth. Forward-looking statements by their nature involve substantial uncertainty and there can be no assurance that actual results or events will not differ materially from those in the forward-looking statements.